Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS

FIRST QUARTER 2010 FINANCIAL AND OPERATING RESULTS

DENVER — May 6, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced its first quarter 2010 financial and operational results.  The Company also today provided an interim operations update on its Williston Basin drilling and completion activities.

Q110 Highlights Include:

•                  Record Quarterly Production of 84.4 MBOE (92% Oil), 155% Quarter-over-Quarter Increase

•                  Record Quarterly Oil Production 77.2 MBbls,  a 368% Increase

•                  Record Oil & Gas Sales of $5.7 MM

•                  Record Adjusted EBITDA of $3.3 MM

•                  Record Net Income of $1.0 MM

First Quarter 2010 Financial Results

The Company reported record quarterly net income for the period ended March 31, 2010 of $1.0 million, or $0.01 per basic and diluted share, compared with a net loss of $1.6 million, or $0.02 per basic and diluted share, for the same period in 2009.  Kodiak attributes the increase in net income to a 368% increase in oil production volumes and to significantly higher commodity prices received for the sale of its oil and gas production, as compared to the 2009 reporting period.

Adjusted EBITDA, a non-GAAP measure, was a Company record $3.3 million for the first quarter 2010, as compared to a negative $500,000 in the 2009 reporting period.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) impairment, (v) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vi) pre-tax unrealized gains and losses on foreign currency, (vii) accretion of abandonment liability and (viii) pre-tax unrealized gain and losses on commodity risk management activities.

Included in first quarter 2010 net income are unrealized derivative losses of $122,000 attributed to the non-cash change in the value of derivatives utilized for commodity price risk management.  The Company did not hedge its production during the comparative period in 2009.  Reconciliations of Adjusted EBITDA to net income are included at the end of this news release.

Kodiak reported net cash used in operating activities for the quarter ended March 31, 2010 of $2.4 million, as compared to net cash used in operations in 2009 of $2.5 million.  The Company reported cash used for investing activities of $12.0 million during the first quarter 2010 with approximately $7.5 million invested primarily for the drilling and completion of wells in its Williston Basin drilling program, primarily in Dunn County, N.D.  During the first quarter of 2010, Kodiak drilled three gross wells (1.75 net) and completed two gross wells (1.2 net).  The Company also invested a net $4.3 million in tubular goods to be used for wells to be drilled later in 2010.

Oil and gas sales were $5.7 million for the first quarter 2010, as compared to approximately $800,000 during the 2009 period, a 635% increase and a Company record.  Kodiak posted a 368% increase in oil sales volumes and a 60% decrease in gas sales volumes for an overall 155% increase in quarter-over-quarter equivalent production volumes.  Crude oil revenue accounted for approximately 96% of the total first quarter 2010 oil and gas sales, and crude oil constituted 92% of produced volumes in the first quarter 2010.  Production data is discussed further in the “Oil and Gas Sales” section of this news release.

General and administrative (G&A) expense was $2.1 million for the quarter ended March 31, 2010, as compared to $1.9 million for the same period in 2009.  Included in the G&A expense for the first quarter 2010 is a non-cash stock-based compensation charge of $900,000 for options issued to officers, directors and employees, as compared to $800,000 for the same period in 2009.  The 9% increase in total G&A for the first quarter 2010, as compared to the prior-year period, is attributed primarily to the hiring of new personnel in 2010 as the Company continues to expand its operations.

Kodiak’s oil and gas production expense for the quarter ended March 31, 2010 was $1.2 million, as compared to $150,000 during the same period in 2009.  The increase in production expense is attributed to additional production expense associated with 11 new producing wells that were not producing during the 2009 reporting period.  Severance taxes were also higher due to increased oil and gas revenues, during the first quarter 2010, when compared to the year-ago period.

Depletion, depreciation and amortization (DD&A) expense for the quarter ended March 31, 2010 was $1.3 million, as compared to $350,000 for the first quarter of 2009.  The Company attributes the increase in DD&A expense during the quarter to increased production for the new wells placed on line from the second quarter of 2009 through the first quarter of 2010.

The Company’s total current assets at March 31, 2010 were $31.5 million, its cash and equivalents position was $10.6 million and it had prepaid expenses, consisting of tubular goods and surface equipment, of $11.7 million.  The Company currently has no long-term debt.

Unit Cost Analysis

	Q110	Q109	% Chg.
Production in Barrels of Oil Equivalent (BOE)	84,385	33,101	155%
Average Price Received Oil ($ Bbl)	$71.08	$30.04	137%
Average Price Received Gas ($ Mcf)	$5.41	$2.83	91%
Lease Operating Expense ($ BOE)	$6.53	$4.15	57%
Production Tax ($ BOE)	$7.82	$(0.80)	NM
DD&A Expense ($ BOE)	$15.65	$10.73	46%
Total G&A Expense ($ BOE)	$24.71	$57.86	-57%
Non-cash Stock-based Compensation Expense ($ BOE)	$10.12	$23.59	-57%

Oil and Gas Sales

Record First Quarter Production and Sales

In the first quarter of 2010, Kodiak achieved Company-record first quarter production and sales volumes.  The Company’s first quarter oil and gas volumes and pricing on a quarter-over-quarter basis and sequential-quarter basis are outlined in the chart below.

Kodiak Oil & Gas Corp. Production Comparison

	Three-months Ended
Product Sales Volumes	Mar. 31, 2010	Mar. 31, 2009	% Change
Natural Gas (Mcf)	43,077	99,694	-57%
Oil (Bbls)	77,205	16,486	368%
Barrels of Oil Equivalent (BOE)	84,385	33,101	155%
Product Price Received
Natural Gas ($/Mcf)	$5.41	$2.83	91%
Crude Oil ($/Bbl)	$71.08	$30.04	137%

	Three-months Ended
Sequential Quarter Comparison	Mar. 31, 2010	Dec. 31, 2009	% Change
Product Sales Volumes
Natural Gas (Mcf)	43,077	13,901	210%
Oil (Bbls)	77,205	69,637	11%
Barrels of Oil Equivalent (BOE)	84,385	71,954	17%
Product Price Received
Natural Gas ($/Mcf)	$5.41	$6.05	-11%
Crude Oil ($/Bbl)	$71.08	$67.39	5.5%

The Company’s differentials for Williston Basin crude oil vary by geographic area.  Generally, the differentials during the first quarter 2010 ranged from $7.25 to $9.40 per barrel, including trucking costs.

“Our growing production profile and corresponding higher prices received also generated record oil and gas sales for the quarter, resulting in net income of approximately $1.0 million for Kodiak’s shareholders,” said Kodiak’s CEO and President Lynn Peterson.  “These results were achieved in spite some weather related curtailments of production during the first quarter as our capacity to truck oil was limited due to poor roads and frost law restrictions in North Dakota.  Our record Adjusted EBITDA for the quarter of $3.3 million is also a strong indicator of a good quarter for Kodiak and its shareholders.  We intend to build on these first quarter results as we invest the capital allocated in our $60 million 2010 Capex budget primarily to development drilling activities that we believe offer the potential for high rates of return.”

Operations Update

Kodiak is currently operating a two-rig program in the Williston Basin and anticipates continued operation throughout 2010 with these rigs.  The Company is also participating in wells drilled by other operators throughout the Williston Basin.

Dunn and Mountrail Counties, N.D.

As previously announced, the two wells completed during the first quarter 2010, were among the Company’s best wells, with initial 24-hour production rates of 1,419 barrels of oil equivalent per day (BOE/d) and 1,495 BOE/d, respectively.  These wells continue to be strong producers totaling first 30-day equivalent production of 22,275 BOE/d and 19,061 BOE/d.

During the second quarter of 2010, Kodiak anticipates commencing completion operations on three Kodiak-operated wells in its core operating area.  These three wells were drilled from a single pad so drilling on all three had to be finished before completion operations could begin.

During May 2010, Kodiak intends to spud the first of four wells being drilled from one drilling pad.  The four wells, which Kodiak will operate with a 50% working interest (WI) and a 41% net revenue interest (NRI), are planned to be drilled in the Two Shields Butte area.  One of the wells will be drilled to test the productive potential of the Three Forks Formation.

Kodiak is currently participating in the drilling of four non-operated wells in Dunn and Mountrail Counties, with working interests ranging from 5% to 8%.  The Company understands that at least one of the wells will be completed during the second quarter of 2010.  One of these non-operated wells is being drilled to test the productive potential of the Three Forks Formation.

As of March 31, 2010, Kodiak’s Dunn and Mountrail Counties leasehold ownership totaled 56,000 gross (35,000 net) acres in this highly prospective play.

Eastern Montana and Western North Dakota

Sheridan County, Mont.

In late April, the Company successfully reached total depth of 11,300 feet on its first well drilled by its second operated rig, the Unit #118.  Completion operations are now underway for the well, the Meagher #16-30 (Kodiak operated, 33.5% WI and 27% NRI), which is a seismically defined, vertical Red River test.

Kodiak is currently drilling ahead on the Harshbarger 13-20-29 (Kodiak operated, 43% WI and 34% NRI), a second seismically defined, vertical Red River test in the immediate area of the Meagher #16-30 well.

McKenzie County, N.D.

Once the Company reaches total depth on the Harshbarger well, it intends to move the rig to the Grizzly 13-6-R location (Kodiak operated, 67.6% WI and 59% NRI) in the Grizzly project areas in McKenzie County, N.D.  The Grizzly 13-6-R well will be re-entered with an approximate 4,000 foot horizontal lateral section to be drilled in the Bakken Formation.

Following the re-entry well, Kodiak is planning to twin the Grizzly Federal #1-27 well, which was drilled and completed in 2007 using single stage fracture stimulation procedures.  The well produced 39,000 BO over 24 months before casing collapsed and the well had to be abandoned.  The Grizzly Federal #1-27HR well is projected to be a 9,600 foot horizontal lateral and will be completed using the modern multistage frac design currently employed by Kodiak in Dunn County, N.D.  Kodiak will have approximately 67.6% WI and 55.7% NRI in this well.

As of March 31, 2010, Kodiak’s Sheridan County, Mont. and McKenzie County, N.D. leasehold ownership totaled 38,000 gross (23,000 net) acres in this highly prospective play.  Subsequent to the end of the first quarter 2010, Kodiak added leasehold and working interest in McKenzie County, N.D through two separate acquisitions.  The first transaction, as previously announced, included 5,680 gross mineral acres (4,531 net) in an area of the Williston Basin where the Company was not active, but is surrounded by existing Bakken oil production.  The second transaction, also previously announced, included the purchase of an additional 25% working interest in existing properties in the Company’s Grizzly Project area in the Mondak Field.

“We continued to ramp up our drilling activity during the first quarter, and we intend to carry the momentum into the second quarter,” Mr. Peterson continued.  “Also in the first quarter, our second operated-rig began operations and we added valuable leasehold to our asset base.     Our completion activity during the first quarter included two wells which we announced in March 2010.  The wells have been producing for less than 90 days and are delivering encouraging, steady rates leading us to a favorable early indication of higher estimated ultimate recoveries for the wells, as compared to prior wells completed by Kodiak.    Our drilling activity continues to be robust, providing us with up to five additional operated wells to be completed in the second quarter of 2010 and the resultant production increases from successful wells.  We look forward to the results from the Red River tests and from activity in our other areas including the core Dunn County operating area.”

Risk Management

In February 2010, the Company entered into a costless collar to hedge the effect of price changes on a portion of its future oil production.  Kodiak’s risk management activities are intended to provide more predictable cash flow for certain of its volumes and to reduce the downside risk of lower commodity prices.  The Company’s risk management strategy involves maintaining a prudent level of hedged volumes versus production so as not to eliminate upside potential to higher commodity prices.  While only a small percentage of the Company’s crude oil production volumes are currently hedged, the Company anticipates that it will add to its risk management activities as production grows. Further disclosure regarding the derivative contracts is available in the Company’s Form 10-Q for the quarter ending March 31, 2010 filed with the SEC.

Q110 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating  results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, May 7, 2010 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q110 Financial and Operating Results Conference Call

Date:	Friday, May 7, 2010
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 70622792
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=68479
Replay:	Available through Friday, May 14, 2010 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode: 70622792 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, the Company’s expectations regarding the timing and success of its exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the mobilization, intended use and current planned future location of our rigs, the Company’s expectations regarding the laterals to be utilized, the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the future production of its oil and gas properties, the Company’s expectations regarding the amount and sufficiency of future cash flows and the effectiveness of the Company’s hedging and risk management strategy, design and activity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Financial Information

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended March 31, 2010.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$10,567,026	$24,885,546
Accounts receivable
Trade	5,595,388	2,562,779
Accrued sales revenues	3,607,513	1,909,221
Inventory, prepaid expenses and other	11,689,383	7,647,870

Total Current Assets	31,459,310	37,005,416

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	129,135,266	123,259,252
Unproved oil and gas properties	12,298,121	12,068,156
Wells in progress	4,562,156	2,691,107
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(97,056,180)	(95,782,438)
Net oil and gas properties	48,939,363	42,236,077
Other property and equipment, net of accumulated depreciation of $305,891 in 2010 and $284,535 in 2009	501,439	441,531
Restricted investments	209,899	—

Total Assets	$81,110,011	$79,683,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$7,218,195	$7,742,617
Advances from joint interest owners	632,358	951,815
Commodity price risk management liability	122,230	—

Total Current Liabilities	7,972,783	8,694,432

Noncurrent Liabilities:
Asset retirement obligation	1,261,071	1,060,210
Total Liabilities	9,233,854	9,754,642

Commitments and Contingencies - Note 5
Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 119,092,931 shares in 2010 and 118,879,931 shares in 2009
Contributed surplus	176,758,325	175,791,301
Accumulated deficit	(104,882,168)	(105,862,919)

Total Stockholders’ Equity	71,876,157	69,928,382

Total Liabilities and Stockholders’ Equity	$81,110,011	$79,683,024

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended March 31,
	2010	2009

Revenues:
Gas production	$233,241	$282,474
Oil production	5,487,724	495,259
Unrealized loss on risk management activities	(122,230)	—
Interest income	10,184	13,627
Total revenue	5,608,919	791,360

Cost and expenses:
Oil and gas production	1,222,233	148,529
Depletion, depreciation, amortization and accretion	1,320,605	355,340
General and administrative	2,085,331	1,915,098
Total costs and expenses	4,628,169	2,418,967

Net income (loss) attributable to common stock	$980,750	$(1,627,607)

Net income per common share:
Basic	$0.01	$(0.02)
Diluted	$0.01	$(0.02)

Weighted average shares outstanding:
Basic	118,931,087	95,129,431
Diluted	120,588,940	95,129,431

KODIAK OIL & GAS CORP.

condensed consolidated statements of cash flows

(unaudited)

	For the three months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$980,750	$(1,627,607)
Reconciliation of net income (loss) to net cash (used in) operating activities:
Depletion, depreciation, amortization and accretion	1,320,605	355,340
Change in fair value of commodity price risk management activities, net	122,230	—
Stock based compensation	854,345	781,389
Changes in current assets and liabilities:
Accounts receivable-trade	(3,032,609)	(2,083,245)
Accounts receivable-accrued sales revenue	(1,698,292)	(241,092)
Prepaid expenses and other	(529,750)	380,077
Accounts payable and accrued liabilities	(423,939)	(38,253)
Net cash (used in) operating activities	(2,406,660)	(2,473,391)

Cash flows from investing activities:
Oil and gas properties	(7,446,700)	(3,817,427)
Equipment & prepaid drilling	(81,427)	—
Prepaid tubular goods	(4,286,514)	467,704
Restricted investment	(209,899)	249,272
Net cash (used in) investing activities	(12,024,540)	(3,100,451)

Cash flows from financing activity:
Proceeds from the issuance of shares	112,680	—
Net cash provided by financing activities	112,680	—

Net change in cash and cash equivalents	(14,318,520)	(5,573,842)

Cash and cash equivalents at beginning of the period	24,885,546	7,581,265

Cash and cash equivalents at end of the period	$10,567,026	$2,007,423

Supplemental cash flow information
Oil & gas property accrual included in Accounts payable and accrued liabilities	$1,021,000	$1,097,060

Asset retirement obligation	$175,354	$71,514

In evaluating its business, Kodiak considers earnings before interest, taxes, depreciation, depletion, amortization, gains or losses on foreign currency, stock-based compensation expense and accretion of abandonment liability, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and servicing of borrowings under a potential future credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure primarily to compare its performance with other companies in the industry that make a similar disclosure and as a measure of its current liquidity. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months ended March 31, 2010 and 2009 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended	Three months ended
	March 31,	March 31,
Reconciliation of Adjusted EBITDA:	2010	2009

Net income (loss)	$980,750	$(1,627,607)
Add back:
Depreciation, depletion, amortization and accretion	1,320,605	355,340
(Gain) / loss on foreign currency exchange	(913)	(853)
Unrealized (gain) / loss on commodity price risk management activities	122,230	—
Stock based compensation expense	854,543	781,389

Adjusted EBITDA	$3,277,215	$(491,731)